Exhibit 10.5

CONSULTATION AGREEMENT

THIS AGREEMENT made as of the 1st day of January, 2007 between MGP INGREDIENTS, INC., a Kansas corporation (“Company”) and MICHAEL TRAUTSCHOLD (“Trautschold”), a resident of Johnson County, Kansas.

WHEREAS, Company wishes to engage Trautschold to provide consulting services for it in connection with the operations of its business; and

NOW, THEREFORE, for and in consideration of the mutual covenants herein made, Trautschold and the Company agree as follows:

1.                                       Consultation Agreement.

(a)                                  In consideration for the Company’s agreement to pay him $250 an hour, upon and subject to the terms of this Agreement, Trautschold agrees that for a period commencing on the effective date hereof and ending on the earlier of December 31, 2007 or the date of his death, he will provide the Company’s President such assistance, advice and consultation in connection with the Company’s ingredients business as the Company’s President may request from time to time after reasonable notice to Trautschold.  In such capacity, Trautschold will use his best efforts, within the bounds of law and ethics, to preserve the good will of the Company with its customers, its employees, the ingredients industry and the general public.  Trautschold’s work under this Agreement may include assisting in litigation involving the Company.  Nothing in this Agreement shall in anyway compel Trautschold to respond to questions except with an honest truthful answer.

(b)                                 It is understood that if the Company has not utilized Trautschold’s services for at least 400 hours before December 31, 2007, it will on January 15, 2008 pay him an amount equal to the difference between $100,000 and the amount previously paid for his consulting services under this Agreement. It is also understood that if the Company requests in writing, Trautschold will continue to provide consulting services until December 31, 2012 at the hourly rate set forth above. However, any such election will not require the Company to actually utilize Trautschold’s services or to utilize them for any minimum amount of time after December 31, 2007.  Fees will be based on 1/4 hour increments.  Fees will be paid monthly commencing on February 15, 2007 for services rendered during the prior month as evidenced by a monthly invoice submitted by Trautschold.  Such invoice will indicate the time spent and identify the matter worked on and any expenses incurred.  If requested by the Company, Trautschold will supply additional supporting data.

(c)                                  It is also understood that Trautschold’s services under this Agreement will be rendered primarily in the Kansas City, Missouri/Kansas City, Kansas metropolitan area but that upon request Trautschold will travel to such other places outside of the Kansas City, Missouri/Kansas City, Kansas metropolitan area as the Company may reasonably request.  All reasonable expenses incurred by Trautschold in connection with any such travel will be reimbursed by the Company within fifteen (15) days after receipt of the monthly invoice submitted by Trautschold.

(d)                                 It is anticipated that this Agreement may require on the average thirty to thirty-five (30-35) hours of work monthly, although there will be some months during which Trautschold may not perform any services at all, and, on the other hand, some months in which he will be required to work in excess of thirty to thirty-five hours.  The hours during which Trautschold performs services hereunder on any given day shall be determined by him, although Trautschold will use reasonable efforts to respond timely to and to accommodate the requests of the Company’s President for his services.

(e)                                  As a consultant, Trautschold will be an independent contractor and will not be considered an employee of the Company for any purpose.

(f)                                    Trautschold may perform services for any other person or firm without the Company’s prior consent provided that in doing so he does not violate this Agreement or any other agreement with the Company.  In this regard, Section 10 of the Separation Agreement and Release of Claims between Trautschold and the Company requires the Company’s prior written consent to certain contacts by Trautschold.

2.                                       Protection of Confidential Information.

(a)                                  As used in this paragraph 2 the term “Confidential Information” means attorney client or other confidential communications or information protected by the work product doctrine and any of the following, whether historical, current or proposed and whether the Company’s or a customer’s: customer lists, customer credit information, marketing data,  production methods and formulas, recipes, processes, innovations, inventions, strategies, suppliers, pricing and pricing methods, sales techniques, advertising, traveling and canvassing methods, brochures or instructions relating to products, services or business of the Company or any customer of the Company, and any other information which the Company may from time to time identify in writing to Trautschold as information which it wishes to preserve as secret.  Such other Confidential Information and the dates on which the Company so advised Trautschold may, but need not be, recorded as an exhibit to be attached to and deemed a part of this Agreement.

(b)                                 By executing this Agreement, Trautschold acknowledges that he has been advised that the Company wishes to preserve Confidential Information as secret.

(c)                                  Unless Trautschold shall first secure the written consent of the Company, Trautschold shall not disclose or use at any time, either during or subsequent to the term of this Agreement, any Confidential Information, whether or not patentable, of which Trautschold is presently aware or becomes informed during such time, whether or not developed by Trautschold, except as required in the exercise of Trautschold’s duties to the Company under this Agreement.  This obligation shall not apply to any Confidential Information which is or shall become a part of the public domain through no fault of Trautschold.  Trautschold shall not be deemed in breach of this provision for good faith actions undertaken in the performance of duties requested of him by the Company under this Agreement.

(d)                                 Upon the Company’s request, Trautschold shall promptly deliver to the Company all manuals, sales materials, letters, notes, notebooks, reports, customer lists, and all copies thereof, and all other materials of a secret or confidential nature related to the business of the Company or any customers of the Company, which are in the possession or under the control of Trautschold.

(e)                                  Trautschold acknowledges that his breach of the covenants contained in this paragraph 2 will cause irreparable damage to the Company, and accordingly, Trautschold agrees that in addition to other remedies which it may have hereunder, the Company may seek equitable relief to enforce the obligations imposed hereunder.

(f)                                    This paragraph 2 is intended to supplement, but not limit or supplant, any obligation of Trautschold or remedy of the Company which may be otherwise imposed on Trautschold or available to the Company under common law or equity without written agreement.

3.                                       Other Considerations.

The payment on January 15, 2008 referred to in subparagraph 1 (b) will be made notwithstanding Trautschold’s death or disability.  In the event of Trautschold’s death, such payment will be made to such  person or persons as he may designate in writing and in the absence of such designation to his estate. Notwithstanding the foregoing, the Company shall have no obligation to pay such amounts if Trautschold violates the terms of this Agreement or contests the validity of the Separation Agreement and Release of Claims with the Company or its application to any act or omission of the Company prior to the effective time thereof.

4.                                       Notices.  Any notice required or permitted to be given hereunder shall be sufficient if in writing and shall be deemed delivered upon the date of mailing if mailed by certified or registered mail, return receipt requested, to the address of Trautschold as reflected in the Company’s records, or to the Company to 1300 Main Street, P.O. Box 130, Atchison, Kansas 66002-0130, Attn:  President.

5.                                       Miscellaneous.  This Agreement constitutes the entire Agreement of the parties hereto respecting the subject matter hereof and supersedes all prior understandings or agreements, oral or written, among all or any of such parties.  This Agreement shall not be amended except by a written agreement signed by all of the parties hereto.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.  This Agreement shall be governed by the laws of the State of Kansas.  In the event any one or more of the provisions contained in this Agreement or any application thereof shall be held to be illegal, the enforceability of the remaining provisions of this Agreement or any other application thereof shall not in any way be affected or impaired thereby.  No delay or failure on the part of any party hereto in exercising any rights hereunder, and no partial or single exercise thereof, shall constitute a waiver of any other rights hereunder.  Whenever the context hereof shall require, the use of any gender shall include all genders and the singular shall include the plural, and vice versa.  All exhibits attached hereto are incorporated herein by this reference.

“COMPANY”

(CORPORATE SEAL)

MGP INGREDIENTS, INC.

ATTEST:	By:	/s/ Laidacker M.Seaberg

Laidacker M. Seaberg
Marta M. Myers	Chief Executive Officer
Secretary

“CONSULTANT”

/s/ Michael J. Trautschold
Michael Trautschold